Exhibit 99.1
Technology executive Steve Rowland joins Dynatrace board of directors

Go-to-market executive brings more than two decades of experience driving growth and scaling operations at leading technology companies

WALTHAM, Mass., July 15, 2021 – Software intelligence company Dynatrace (NYSE: DT), today announced the appointment of Steve Rowland to its board of directors. Mr. Rowland, an experienced go-to-market executive, has served in senior roles at leading technology companies, including Okta, Splunk, and DataStax.

“I am proud to welcome Steve to the Dynatrace board. His expertise, earned from decades of experience scaling global sales and field operations, will be instrumental as we continue to help digital transformers in the world’s leading enterprises accelerate innovation and tame cloud complexity,” said John Van Siclen, Dynatrace CEO.
“It’s an honor to join the Dynatrace board. The company is a market leader in the center of two major industry trends, as organizations digitally transform and migrate to dynamic multiclouds,” said Steve Rowland. “I’ve built my career leading teams and scaling operations with companies during hyper-growth stages. I look forward to building on this experience and working with the other board members and Dynatrace’s management team to continue to deliver for our customers, partners, employees, and shareholders.”

In addition to his role on the Dynatrace board, Mr. Rowland currently serves as Chief Revenue Officer at Okta Inc. (Nasdaq: OKTA). Prior to this role, he served as Vice President, Americas Sales at Splunk (Nasdaq: SPLK), President at DataStax, and Senior Vice President of worldwide field operations at Apigee, where he helped lead the company through a successful IPO and an acquisition by Google. Mr. Rowland is a graduate of Texas A&M University where he earned a B.S. in engineering.

About Dynatrace

Dynatrace provides software intelligence to simplify cloud complexity and accelerate digital transformation. With automatic and intelligent observability at scale, our all-in-one platform delivers precise answers about the performance and security of applications, the underlying infrastructure, and the experience of all users to enable organizations to innovate faster, collaborate more efficiently, and deliver more value with dramatically less effort. That’s why many of the world’s largest enterprises trust Dynatrace® to modernize and automate cloud operations, release better software faster, and deliver unrivaled digital experiences.

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